UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form 8-K
Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 23, 2010
Comarco, Inc.
(Exact name of registrant as specified in its charter)
000-05449
(Commission File Number)

California	95-2088894
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

25541 Commercentre Drive, Lake Forest, California	92630-8870
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (949) 599-7400
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers	3
Item 9.01 Financial Statements and Exhibits	4
SIGNATURE	5
Exhibit Index	6
EX-10.1

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     (e) On March 23, 2010, the Board of Directors (“Board”) of Comarco, Inc. (the “Company”) adopted the Comarco, Inc. Executive Incentive Bonus Plan (the “Bonus Plan”). In connection with adoption of the Bonus Plan, the Board took action to reduce the annual base salaries payable to the Company’s executive officers (including the Named Executive Officers) and to grant to the Company’s executive officers (including the Named Executive Officers) the right to receive performance awards for the Company’s fiscal year ending January 31, 2011 (“FY 2011”), all as more thoroughly described below.
     Bonus Plan. The Bonus Plan is now a component of the Company’s overall pay-for —performance compensation strategy. The purposes of the Bonus Plan are to: (a) motivate executives by tying their compensation to performance; (b) reward exceptional performance and contributions that support overall Company objectives; and (c) attract and retain top performing employees. The Bonus Plan is to be administered by the Compensation Committee (the “Committee”) of the Board of Directors; provided, however, the Board retains final authority with respect to any awards granted pursuant to the Bonus Plan to the Company’s Chief Executive Officer.
     Pursuant to the Bonus Plan, the Company may grant both “performance awards” and “discretionary awards.” Performance awards are awards made on the basis of the accomplishment of performance measures or metrics selected by the Committee. Performance measures are designed to measure Company, affiliate and/or business unit performance for a specified performance period, which is one or more periods of time over which the attainment of one or more performance measures shall be measured for purposes determining a participant’s right with respect to a performance award. The maximum amount payable under a performance award granted under the plan to any participant with respect to any Company fiscal year shall not exceed $500,000.
     In addition to performance awards, the Committee may grant discretionary awards under the Bonus Plan. Discretionary awards may be made for such reasons and in such amounts as determined by the Committee in its discretion. The maximum amount payable under a discretionary award granted under the plan to any participant with respect to any fiscal year of the Company shall not exceed $200,000.
     Reduction in Annual Salaries. In connection with the adoption of the Bonus Plan, the Board acted to reduce the annual base salaries payable to the Company’s executive officers starting May 1, 2010 (the first day of the Company’s second fiscal quarter of FY 2011). In this regard, the new annual base salaries payable to the Company’s Named Executive Officers shall be as follows:

Name and Position	New Annual Salary Commencing May 1, 2010
Samuel Inman, President and Chief Executive Officer	$360,000

Winston Hickman, Vice President and Chief Financial Officer	$260,000

Thomas Lanni, Vice President and Chief Technology Officer	$200,000

     Grant of Performance Awards. In addition, the Board of Directors granted to the Company’s executive officers the right to receive performance awards for FY 2011 under the Bonus Plan based upon the attainment of certain performance measures. The performance awards may be earned and paid on a quarterly basis throughout the fiscal year. The performance measures for the awards are based on the attainment of “target” thresholds for each quarter in the areas of revenue, gross profit, and liquidity and a fourth category for other elements. The other elements include, depending on the executive officer, increases in sales and market share, expansion of the Company’s product portfolio, improvement in the Company’s overall gross profit margin, progress with respect to the Company’s supply chain strategy and, for Mr. Inman, progress towards the attainment of the measures by the other executive officers. Each performance measure is assigned a “weight” of between 20 and 30%.
     The quarterly “target” performance bonus amounts or Messrs. Inman, Hickman and Lanni are $38,750, $25,000 and $15,000, respectively. The actual amount of the performance awards which will be paid will be based upon a zone-based performance pay out schedule directly related to the achievement of the performance measures, which potential payout amounts range from 0% of the “target” amount to 200% of “target” amount for such bonuses. Accordingly, the maximum amount that may be paid is up to two times the “target” amount. The total amount of the performance awards which will be paid for FY 2011 is the summation of the four quarterly amounts actually paid to the executives.
     The performance awards for FY 2011 are subject to the terms and conditions of the Bonus Plan. As soon as reasonably practicable after the conclusion of each of the Company’s fiscal quarters and prior to the payment of any performance award with respect to such quarter, the Compensation Committee shall certify, in writing, if and to the extent the performance measures applicable to such quarterly performance period shall be satisfied and the amount to be paid, if any, pursuant to such performance award for the quarter.
Item 9.01 Financial Statements and Exhibits
(d) Exhibits

Exhibit	Description
10.1	Comarco, Inc. Executive Incentive Bonus Plan.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMARCO, INC. (Registrant)
Date: March 25, 2010	By:	/s/ Samuel M. Inman III
Samuel M. Inman III
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit	Description
10.1	Comarco, Inc. Executive Incentive Bonus Plan.